EXHIBIT 99.1

News Release

CONTACT:	FOR IMMEDIATE RELEASE
Janine Dusossoit
Vice President, Investor Relations
(610) 293-0600

SAFEGUARD ANNOUNCES 2004 THIRD QUARTER
AND NINE-MONTH RESULTS

Wayne, PA, October 29, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE), a strategic growth partner for information technology and life sciences companies in the Time-to-Volume stage of development, today announced its operating results for the third quarter ended September 30, 2004.

As previously reported, Safeguard completed the sale of its interest in CompuCom Systems on October 1, 2004. For the third quarter of 2004 and all periods reported, CompuCom results are shown as discontinued operations.

“Our consolidated companies are making headway in their markets,” said Anthony L. Craig, President and Chief Executive Officer of Safeguard Scientifics. “While their progress is not obvious in their third quarter results, we can point to some important milestones they have achieved, including launching new products and services, winning new customers and making acquisitions.”

“Safeguard’s strong balance sheet positions us well to continue funding the growth of our companies, as well as to consider acquisitions,” said Mr. Craig. “Subsequent to the close of the third quarter, we agreed to acquire the business and substantially all of the assets of Laureate Pharma L.P., a privately held bioprocessessing and drug delivery services company. Laureate is a strong competitor in a rapidly growing sector of the biopharmaceutical industry. We expect to close this transaction in the fourth quarter of 2004.”

Financial Highlights
For the three months ended September 30, 2004, Safeguard’s consolidated revenues from continuing operations were $35.0 million, compared with $43.1 million for the third quarter of 2003. Net loss from continuing operations in the third quarter of 2004 was $19.1 million, or $0.16 per share, compared with net income from continuing operations of $17.0 million, or $0.14 per share in the third quarter of 2003. Net loss in the third quarter of 2004 was $19.1 million, or $0.16 per share, compared with net income of $18.2 million, or $0.15 per share in the third quarter of 2003. Prior year results include net gains of approximately $30 million from sales of interests in companies.

For the nine months ended September 30, 2004, revenues from continuing operations were $113.8 million compared to $125.0 million in the same period a year ago. Net loss from continuing operations was $14.6 million, or $0.12 per share, compared to a net loss of $5.8 million from continuing operations, or $0.05 per share. Net loss was $36.2 million, or $0.30 per share, compared to a net loss of $0.4 million, or $0.02 per share. The change is due to a decline in gains on sales of companies and increased losses at certain consolidated companies in 2004.

Parent Company
Parent company data includes Safeguard Scientifics and its wholly owned subsidiaries, including Alliance Consulting. As of October 27, 2004, at the parent company level, Safeguard’s cash balance was $254.0 million, and includes proceeds of approximately $128 million received from the sale of Safeguard’s interest in CompuCom Systems. On November 12, 2004, Safeguard will spend $56.4 million to redeem the balance of the 5% Subordinated Notes, including interest.

Web Cast
Safeguard will host a conference call and Web cast on October 29, 2004 at 9:00 a.m. (ET) to discuss third quarter 2004 results. Interested parties may access the live Web cast through the Safeguard Web site at www.safeguard.com. Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the Web cast will be archived and available at the Web site shortly after the call.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

# # #

Safeguard Scientifics, Inc. · 800 The Safeguard Building · 435 Devon Park Drive · Wayne, PA 19087-1945

TEL: (610) 293-0600 · FAX: (610) 293-0601 · www.safeguard.com

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003
	(unaudited)
Assets
Current Assets
Cash and cash equivalents, restricted cash and short-term investments
- Parent	$143,463	$131,065
- Subsidiaries	22,278	13,800
Accounts receivable	30,867	33,363
Prepaid expenses and other current assets	7,468	7,278
Current assets of discontinued operations	297,866	333,150

Total current assets	501,942	518,656

Property and equipment, net	17,521	14,873
Ownership interests in and advances to companies	35,537	53,119
Available-for-sale securities	6,471	—
Intangible assets, net	7,856	10,017
Goodwill	91,819	90,763
Other	19,529	19,830
Non-current assets of discontinued operations	87,256	129,228

Total Assets	$767,931	$836,486

Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$4,221	$11,530
Current convertible subordinated notes	54,763	—
Other current liabilities	43,492	42,763
Current liabilities of discontinued operations	138,439	186,166

Total current liabilities	240,915	240,459

Long-term debt	12,127	2,537
Minority interest	21,247	14,557
Other long-term liabilities	12,651	13,152
Convertible subordinated notes	—	200,000
Convertible senior debentures	150,000	—
Non-current liabilities of discontinued operations	120,771	129,610

Total shareholders’ equity	210,220	236,171

Total Liabilities and Shareholders’ Equity	$767,931	$836,486

As a result of the sale of CompuCom, the assets and liabilities of CompuCom are reflected as a discontinued operation as of September 30, 2004 and December 31, 2003. All prior periods have been reclassified to conform to this presentation. Certain other prior year amounts have also been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue
Product sales	$1,697	$4,773	$5,776	$12,739
Service sales	33,266	38,308	108,073	112,228

Total revenue	34,963	43,081	113,849	124,967

Operating Expenses
Cost of sales — product	588	822	2,070	5,786
Cost of sales — service	24,664	23,552	72,798	69,304
Selling and service	11,713	13,248	39,029	41,712
General and administrative	13,274	12,000	40,792	43,465
Amortization	1,089	2,048	3,781	5,635

Total operating expenses	51,328	51,670	158,470	165,902

	(16,365)	(8,589)	(44,621)	(40,935)
Other income (loss), net	(921)	31,205	39,556	48,277
Impairment — related party	—	—	—	(659)
Interest Income	582	605	1,556	1,838
Interest and financing expense	(2,208)	(3,082)	(7,886)	(9,180)

Income (loss) before income taxes, minority interest and equity loss	(18,912)	20,139	(11,395)	(659)
Income tax benefit (expense)	72	(163)	(57)	(285)
Minority interest	2,543	604	5,885	4,906
Equity loss	(2,772)	(3,613)	(9,073)	(9,772)

Net income (loss) from continuing operations	(19,069)	16,967	(14,640)	(5,810)
Discontinued operations, net of income taxes	(54)	1,275	(21,578)	5,363

Net Income (Loss)	$(19,123)	$18,242	$(36,218)	$(447)

Basic income (loss) per share from continuing operations	$(0.16)	$0.14	$(0.12)	$(0.05)
Basic income (loss) per share from discontinued operations	—	0.01	(0.18)	0.05

Basic net income (loss) per share	$(0.16)	$0.15	$(0.30)	$—

Diluted income (loss) per share from continuing operations (a)	$(0.16)	$0.14	$(0.12)	$(0.05)
Diluted income (loss) per share from discontinued operations (a)	—	0.01	(0.18)	0.03

Diluted net income (loss) per share (a)	$(0.16)	$0.15	$(0.30)	$(0.02)

Weighted average shares outstanding
— basic	119,572	118,580	119,464	118,365
— diluted	119,572	120,622	119,464	118,365

Certain prior year amounts have been reclassified to conform to the current year presentation.

(a) If a consolidated or equity method public company has dilutive options or securities outstanding, diluted net income (loss) per share is computed first by deducting from net income (loss) the income attributable to the potential exercise of the dilutive options or securities of the company.

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues
Alliance	$21,749	$21,744	$69,008	$65,461
ChromaVision	2,564	3,079	6,886	8,786
Mantas	5,988	7,155	17,116	16,103
Pacific Title	4,635	7,796	19,496	24,702
Other Companies	—	3,237	1,278	9,671

Total Segment Results	34,936	43,011	113,784	124,723
Other Items	27	70	65	244

	$34,963	$43,081	$113,849	$124,967

Operating Income (Loss) (a)
Alliance	$(1,314)	$244	$(3,571)	$(2,083)
ChromaVision	(5,700)	(2,522)	(14,896)	(8,035)
Mantas	(2,817)	(3,942)	(11,332)	(16,256)
Pacific Title	(1,311)	1,783	947	5,055
Other Companies	—	305	(1,396)	(2,350)

Total Segment Results	(11,142)	(4,132)	(30,248)	(23,669)
Other Items	(5,223)	(4,457)	(14,373)	(17,266)

	$(16,365)	$(8,589)	$(44,621)	$(40,935)

Safeguard Share of Net Income (Loss) from Continuing Operations
Alliance (b)	$(1,393)	$212	$(3,783)	$(2,236)
ChromaVision (b)	(3,374)	(1,661)	(9,220)	(5,418)
Mantas (b)	(2,865)	(3,636)	(11,651)	(13,253)
Pacific Title (b)	(1,098)	1,834	870	4,337
Other Companies (c)	(4,000)	27,129	31,518	35,699

Total Segment Results	(12,730)	23,878	7,734	19,129
Other Items (d)	(6,339)	(6,911)	(22,374)	(24,939)

Net Income (Loss) from Continuing Operations	$(19,069)	$16,967	$(14,640)	$(5,810)

As a result of the sale of CompuCom, we re-examined our operating segments in accordance with SFAS131, “Disclosures About Segments of an Enterprise.” We now report each of our consolidated companies as a separate segment. The results of operations of our other companies, in which we have less than a majority interest, as well as our ownership in funds, are reported in the “Other Companies” segment.

(a)	Operating Income (Loss) represents the revenues less operating expenses of each segment, and excludes any allocation to minority interest.

(b)	Safeguard Share of Net Income (Loss) from Continuing Operations includes the net results of each segment, including interest, adjusted for any amount allocated to minority interest.

(c)	Other Companies includes the results of operations of our other companies, in which Safeguard has less than a majority interest, as well as our ownership in funds. Our share of Other Companies consists primarily of equity income (loss) and gains (loss) on companies, both of which are reported below the operating income (loss) line.

(d)	Other Items includes corporate expenses and incomes taxes.